Exhibit 18.1

                    Letter on Change in Accounting Principle




                                W. ALAN JORGENSEN
                           Certified Public Accountant

                 720 Third Avenue, Suite 1910, Seattle, WA 98104


206 521-0403                                                    Fax 206 624-3999

                                 August 1, 2000


Mike Arth, VP of Finance
Tribeworks, Inc.
988 Market St, 8th Floor
San Francisco, CA 94102


         Re: Preferable accounting method

Dear Mr. Arth:

          With respect to the April 1, 2000 change in accounting method, from a milestone based method to a percentage-of-completion method of accounting for recognizing custom development services revenue, I concur with this change in accounting method. Further, I believe that the percentage of completion method is preferable to the milestone based method of accounting for custom development services previously used by the Company.



                                                     Sincerely,

                                                     /s/W. ALAN JORGENSEN
                                                     --------------------
                                                     W. Alan Jorgensen


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